Exhibit 10.2
FIRST AMENDMENT TO LEASE
THIS FIRST AMENDMENT TO LEASE ("Amendment") is dated as of the 14th day of April 2020 by and between LAKEVIEW XII VENTURE LLC, a Delaware limited liability company ("Landlord") and GLOBAL INDUSTRIAL DISTRIBUTION INC. (as successor in interest through merger to C&H SERVICE, LLC), a Delaware corporation ("Tenant").
RECITALS
A. Landlord and Tenant entered into that certain Industrial Building Lease dated as of December 18, 2009 (the "Lease"), with respect to certain premises located at 8123 116th, Pleasant Prairie, Wisconsin, as more particularly described in the Lease.
B. The Term of Lease expires on September 30, 2020, and Tenant has exercised its first Renewal Option pursuant to Section 31.1 of the Lease and the parties have agreed upon the Base Rent for the first Renewal Term, and therefore, the term of Lease shall be extended for an additional thirty-six (36) month period on the terms and conditions contained herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Recitals. The Recitals are incorporated into this Amendment as if fully set forth in this Section 1.
2.Definitions. All initially capitalized terms used herein, unless otherwise specified, shall have the meanings ascribed to them in the Lease.
3.Extension of Term. The Term of the Lease is hereby extended for an additional thirty-six (36) months commencing on October 1, 2020, and continuing through and including September 30, 2023 ("Extension Term"). All existing terms and conditions of the Lease, as amended hereby, shall remain in full force and effect through the Extension Term, except: (i) Tenant only has one remaining Renewal Option under Section 31.1 and (ii) that the monthly Base Rent payable pursuant to the Lease during the Extension Term shall be $120,120.38 for the period from October 1, 2020 through September 30, 2021, $123,723.99 for the period from October 1, 2021 through September 30, 2022 and $127,435.71 for the period from October 1, 2022 through September 30, 2023.
4.Condition. Tenant agrees to accept the Premises in its "as is" condition as of the commencement of the Extension Term, and that Landlord has made no representations or warranties regarding the condition of the Premises.
5.Further Amendment. The Lease shall be deemed amended to add the following language: "Tenant shall provide Landlord data relating to utility usage and service at the Premises on an annual basis within thirty (30) days after the end of each calendar year and at such other times reasonably requested by Landlord. Such information shall include, but shall not be limited to, information relating to energy and water consumption and waste generation and such other information to enable the assessment of the environmental, social and governance performance of the Premises. Tenant shall provide all
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relevant documents and information with respect to such matters relating to the Premises. Tenant shall not take any action to adversely affect the environmental performance of the Premises".
6.No Default. Tenant acknowledges that the Lease is in full force and effect and that there are no defaults thereunder or any conditions which with only the passage of time or giving of notice or both would become a default thereunder.
7.No Other Modification. The Lease is only modified as set forth herein and in all other respects remains in full force and effect.
8.Successors and Assigns. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.
9.Modification. This Amendment may not be modified or amended except by written agreement executed by the parties hereto.
10.Governing Law. The validity, meaning and effect of this Amendment shall be determined in accordance with the laws of the State of Wisconsin.
11.Counterparts. This Amendment may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
12.Severability. The parties hereto intend and believe that each provision in this Amendment comports with all applicable local, state and federal laws and judicial decisions. However, if any provision in this Amendment is found by a court of law to be in violation of any applicable ordinance, statute, law, administrative or judicial decision, or public policy, and if such court should declare such provision to be illegal, void or unenforceable as written, then such provision shall be given force to the fullest possible extent that the same is legal, valid and enforceable and the remainder of this Amendment shall be construed as if such provision was not contained therein.
13.Facsimile Signatures. The parties hereto agree that the use of pdf or facsimile signatures for the negotiation and execution of this Amendment shall be legal and binding and shall have the same full force and effect as if originally signed.
14.Brokerage. Tenant warrants that it has no dealings with any real estate broker or agent in connection with this Amendment, other than Cushman and Wakefield, representing Tenant, and CBRE, representing Landlord, whose commission shall be payable by Landlord pursuant to separate agreement, and Tenant covenants to pay, hold harmless and indemnify Landlord from and against any and all cost, expense or liability for any compensation, commissions and charges claimed by any other broker or other agent with respect to this Amendment or the negotiation thereof arising out of any acts of Tenant.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date set forth above.

TENANT: GLOBAL INDUSTRIAL DISTRIBUTION INC., a Delaware corporation By: /s/ Barry Litwin Its: Vice President Name: Barry Litwin	LANDLORD: LAKEVIEW XII VENTURE, LLC, a Delaware limited liability company By: /s/ Nate Rexroth Its: Executive Vice President Name: Nate Rexroth
By: /s/ Brian M. Sheehan Its: Sr. Vice President, Controller Name: Brian M. Sheehan

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